EXHIBIT 99.1
     O’CHARLEY’S INC.
     O’Charley’s • Stoney River Legendary Steaks • Ninety Nine Restaurant
     NEWS RELEASE

CONTACTS	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. REPORTS FOURTH QUARTER AND FULL-YEAR
RESULTS FOR 2006
NASHVILLE, Tenn. (February 8, 2007) — O’Charley’s Inc. (NASDAQ/NM: CHUX), a leading casual-dining restaurant company, today reported revenues and earnings per share for the 13-week and 53-week periods ended December 31, 2006. The Company also provided its outlook for the current quarter, and the 2007 fiscal year.
Financial and Operating Highlights
•	Revenue for the fourth quarter of fiscal 2006 increased 12.5 percent to $240.4 million from $213.7 million in the fourth quarter of fiscal 2005. For fiscal 2006, revenue rose 6.4 percent to $989.5 million from $930.2 million in the prior year. The 2006 fiscal year had 53 weeks, compared to 52 weeks in the prior fiscal year. The extra week occurred in the fourth quarter, and contributed $21.2 million to fourth quarter and fiscal 2006 revenue.

•	Same-store sales for the fourth quarter of 2006 declined 2.4 percent at O’Charley’s company-operated restaurants and increased 0.7 percent at the Ninety Nine Restaurant and 3.8 percent at Stoney River Legendary Steaks. For the 2006 fiscal year, same store sales declined 0.8 percent at O’Charley’s company-operated restaurants, and increased 0.7 percent at Ninety Nine Restaurant and 4.0 percent at Stoney River Legendary Steaks.

•	Subsequent to the end of the fourth quarter, the Company decided to close three underperforming O’Charley’s restaurants and recorded related impairment charges. The Company recorded additional impairment charges for one O’Charley’s restaurant and two Ninety Nine restaurants that will remain open, for purchased software no longer in use, and for asset write-offs relating to its rebranding efforts. These asset impairments, which were not included in the Company’s previously issued guidance, reduced fourth quarter income from operations by $4.2 million, and earnings by $0.12 per diluted share. During the quarter, the Company also sold a number of non-operating assets, including two restaurant properties that
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CHUX Reports Fourth Quarter and Full Year Results for 2006

February 8, 2007
were closed in 2005. The gains on the sale of these assets, most of which were included in the Company’s previously issued guidance, contributed to fourth quarter income from operations by $1.8 million, or $0.05 per diluted share.
•	Income from operations in the fourth quarter was $10.4 million, or 4.3 percent of revenue, and includes net charges of $2.4 million, or 1.0 percent of revenue for asset impairments and disposals, and charges of $0.8 million, or 0.3 percent of revenue for severance and other costs of management changes relating to the Company’s turnaround efforts. In comparison, income from operations in the fourth quarter of 2005 was $4.5 million, or 2.1 percent of revenue, and included charges of $0.7 million, or 0.3 percent of revenue for severance and related costs. As a percentage of restaurant sales, cost of food and beverage, payroll and benefits costs, and restaurant operating costs were all lower than the prior year quarter, while general and administrative costs were higher.

•	For the 2006 fiscal year, income from operations was $40.5 million, or 4.1 percent of revenue, compared with $28.4 million, or 3.1 percent of revenue in the prior fiscal year. Full year results for 2006 include net charges of $2.1 million, or 0.2 percent of revenue, for asset impairments and disposals, and charges of $2.0 million, or 0.2 percent of revenue, for severance and related costs. In comparison, full year results for the prior fiscal year include net charges of $7.3 million, or 0.8 percent of revenue, for asset impairments and gains, and charges of $0.8 million, or 0.1 percent of revenue for severance and related costs.

•	The Company reported fourth-quarter earnings of $5.2 million, or $0.22 per diluted share. The results for the quarter include net charges of $0.07 per diluted share for asset impairments and disposals, and charges of $0.02 per diluted share for severance and related costs. The Company estimates that the 53rd week had a positive earnings impact on the quarter of $0.12 per diluted share. In the prior year quarter, the Company’s earnings before cumulative effect of a change in accounting principle were $1.6 million, or $0.07 per diluted share, and included charges of $0.02 per diluted share for severance and related costs.

•	The Company reported full-year earnings of $18.9 million, or $0.80 per diluted share. The full year results include net charges of $0.06 per diluted share for asset impairments and disposals, and charges of $0.06 per diluted share for severance and related costs. For the 2005 fiscal year, the Company’s earnings before the cumulative effect of a change in accounting principle were $12.0 million, or $0.52 per diluted share, and included charges of $0.20 per diluted share for asset impairments and disposals, $0.02 per diluted share for the direct impact of Hurricane Katrina, $0.05 per diluted share for the Company’s financial systems conversion project, and $0.02 per share for severance and related costs. The effective tax rate applied to pretax profit in 2006 was 27.6 percent, compared with 14.3 percent in 2005.
     “We increased average check in all three of our concepts and continued to improve our operating margins, thereby achieving financial results for the fourth quarter that were above the high end of the guidance offered on October 26, after adjusting for charges relating to asset impairments and gains, and severance and related expenses,” Gregory L. Burns, chairman and chief executive officer of O’Charley’s Inc., said. “After adjusting for these items, our full year financial results were within the guidance range that we initially provided at the beginning of the year. Given the challenges and uncertainties faced by our Company and the entire casual dining industry in 2006, these results provide further evidence that
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CHUX Reports Fourth Quarter and Full Year Results for 2006

February 8, 2007
our turnaround efforts are on track. However, we realize that we are still in the early stages of our turnaround, and we will continue in 2007 to implement our strategic initiatives to build a winning team, improve the box economics, and enhance guest loyalty.”
     “We have now completed 11 ‘Project RevO’lution’ rebrandings at O’Charley’s restaurants, and 13 ‘Dressed to the Nines’ re-brandings at Ninety Nine restaurants. We have introduced new concept elements including new uniforms, plateware, menu designs, Curbside-To-Go service, kitchen display systems, and new service standards. We plan to complete an additional five re-brandings at O’Charley’s, and four re-brandings at Ninety Nine during the first quarter of 2007. We still believe that it is too early to draw firm conclusions, and we have not yet made a decision about a full rollout of these programs. However, we continue to be pleased with the initial sales results, and believe that these re-brandings have created excitement for these two concepts.”
O’Charley’s Restaurants
     Restaurant sales for company-operated O’Charley’s increased 8.1 percent to $148.7 million for the fourth quarter, reflecting the impact of the 53rd week, the addition of three new company-operated restaurants and the closing of one company-operated restaurant since the fourth quarter of 2005. The same-store sales decrease of 2.4 percent was comprised of an 8.1 percent increase in average check offset by a 9.7 percent decrease in guest counts. Average check for company-operated stores in the fourth quarter was $12.40. One company-operated O’Charley’s restaurant opened during the fourth quarter, bringing the total number of company-operated restaurants to 227 at the end of the quarter. Four franchised or joint venture restaurants were opened during the 2006 fiscal year.
     “When we decided to reduce the availability of Kids Eat Free, and to significantly scale back the level of coupon and price promotions compared to the prior year quarter, we expected declines in guest count as price-sensitive customers visit O’Charley’s less frequently,” Burns said. “The resulting increase in average check contributed to our improved margins, and demonstrates that the core O’Charley’s guest values our focus on providing great food with unique flavor profiles, and a higher level of service. In addition to the increase in average check, a number of other factors contributed to the year-over-year improvements in operating margins at the O’Charley’s concept in the fourth quarter. Food and beverage costs decreased as a percentage of sales compared to the fourth quarter of 2005 as a result of the continued efficiencies gained from our theoretical food cost system. O’Charley’s also improved its payroll and benefits costs as a percentage of sales compared to the prior year, which reflects reductions in employee benefits costs as a percentage of sales, and an increased focus on team member and management labor productivity. Restaurant operating costs improved as a result of reduced supply, natural gas, and insurance expenses, partially offset by an increase in repair and maintenance expense.
     “ Our ‘O’Charley’s O’riginals’ promotion began in January, and features bold flavors and unique menu items such as crispy Thai shrimp, lemon-artichoke chicken, Bayou salmon and Louisiana sirloin. The menu insert features a distinctive layout, and we are supporting this promotion with a high-energy advertising campaign that focuses on the food. During the fourth quarter, we opened the first company-operated O’Charley’s using our new prototype design in Mt. Juliet, Tennessee, a suburb of Nashville. The new prototype features new color schemes inside and out, new exterior signage, and a number of interior changes designed to enhance the guest experience and improve operational efficiencies. All of the planned new O’Charley’s restaurants for 2007 will feature this new prototype design. Following the end of the quarter, we settled the legal dispute with
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CHUX Reports Fourth Quarter and Full Year Results for 2006

February 8, 2007
Meritage Hospitality Group, Inc. Meritage will continue as an O’Charley’s franchisee, and we believe that the terms of the settlement are favorable to both parties and strengthen the O’Charley’s franchise system.”
Ninety Nine Restaurants
     Restaurant sales for Ninety Nine increased 15.6 percent to $76.9 million in the fourth quarter, reflecting the impact of the 53rd week, and the addition of five new restaurants since the fourth quarter of 2005. The same-store sales increase of 0.7 percent was comprised of a 4.1 percent increase in average check partially offset by a 3.2 percent decrease in guest counts. Average check in the fourth quarter was $14.46. One new Ninety Nine restaurant was opened in the fourth quarter, bringing the total number to 114 at the end of the quarter. The Company expects to open the first Ninety Nine restaurant with a new prototype design in the spring of 2007.
     “While the consumer and competitive environment in New England continues to be challenging, Ninety Nine achieved positive same store sales growth for the quarter and the full fiscal year, which we believe is a testament to the strength of the concept and its management team” Burns said. “We significantly reduced the level of couponing and price promotions at Ninety Nine compared to the prior year quarter, which contributed to the increase in average check, the guest count decline, and improvement in operating margins. In addition to the increase in average check, a number of other factors contributed to the year-over-year improvements in operating margins at the Ninety Nine concept in the fourth quarter. Compared to the prior year quarter, payroll and benefits costs declined as a percentage of sales due to reductions in employee benefit and workers compensation expenses, while restaurant operating costs declined due to reductions in supply and natural gas expenses, partially offset by an increase in repair and maintenance expense.
     “Our ‘Bistro Value Meals’ promotion began in January, and continues through March 18. Guests can create personalized combinations from a selection two appetizers, three entrees, and two desserts for a price of $11.99. Entrée choices include roasted chicken and vodka penne, chicken Milano, and a grilled honey-glazed pork chop. The promotion also features special beverages such as a classic martini, a cosmopolitan, a caramel macchiato and a cappuccino crunch. During 2006, Ninety Nine added Curbside —To-Go service to 50 of its restaurants, and plans to add this service to an additional 30 restaurants by the middle of 2007. To-go sales now represent approximately 10 percent of total sales at Ninety Nine.”
Stoney River Legendary Steaks Restaurants
     Fourth-quarter sales for Stoney River Legendary Steaks increased 59.2 percent to $10.5 million, which reflects the impact of the 53rd week, sales increases of 3.8 percent at the six restaurants included in the same-store sales base, and sales at the new restaurants in Dublin, Ohio, Nashville, Tennessee, Chesterfield, Missouri, and Atlanta, Georgia. The same-store sales increase consisted of a 6.8 percent increase in average check partially offset by a 2.8 percent decline in guest counts. Average check for Stoney River in the fourth-quarter was $43.75.
     “We continue to be pleased with Stoney River’s performance in terms of same-store sales and operational improvements and believe that the concept has established a unique position in the upscale steakhouse segment,” Burns noted. “On November 14, we opened our new Stoney River restaurant in the Cumberland Mall area of Atlanta. This is our third Stoney River in the Atlanta market, and the first in that
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CHUX Reports Fourth Quarter and Full Year Results for 2006

February 8, 2007
market to serve lunch. The restaurant appears to be well received in this market, and we are pleased with its early results.”
Outlook for First Quarter and Full Year 2007
     The Company stated that it expects to report net earnings per diluted share of between $0.27 and $0.32 for the 16-week period ending April 22, 2007, and net earnings per diluted share of between $1.00 and $1.10 for the fiscal year ending December 30, 2007. Projected results for the quarter and the year are based upon anticipated same store sales increases of less than 2 percent for the O’Charley’s and Ninety Nine concepts, and continued year-over-year improvement in restaurant-level margins. In 2007, the Company expects to open between four and six new O’Charley’s company-operated restaurants, between three and five new Ninety Nine restaurants, and one or two new Stoney River restaurants. Although the Company has not yet decided to proceed with a full roll-out of these projects, the guidance for 2007 anticipates between 20 and 30 ‘Project RevO’lution’ remodels in O’Charley’s, and a similar number of ‘Dressed to the Nines’ remodels in Ninety Nine. Including the training expenses and asset write-offs associated with these remodels, they are expected to have a negative impact on net earnings in 2007. The Company’s guidance for the first quarter and full year 2007 does not reflect any impact for charges or expenses arising from decisions the Company may make as part of its turnaround efforts.
     “Our earnings guidance for the 2007 fiscal year represents a reduction from the preliminary guidance that we offered on October 26, due to a more challenging sales environment, and the subsequent passage of minimum wage increases in a number of states. Adjusting for the impact of the 53rd week, and the charges for asset impairments and disposals and severance and related costs in 2006, our full-year guidance for 2007 anticipates an increase in net earnings per diluted share of between 25 percent and 35 percent. We plan to continue to execute all elements of our plan, including improving the overall guest experience in our restaurants, managing our margins, and instilling ‘A Passion to Serve’™ throughout our organization,” Burns said. “This management team understands the need to continually improve our performance, and we believe that we are taking the appropriate actions to generate profitable and sustainable growth while enhancing shareholder value. We have a conservative fiscal policy, strong asset base and strong balance sheet, which provide us with financial flexibility.”
Investor Conference Call and Web Simulcast
O’Charley’s Inc. will conduct a conference call on its 2006 fourth-quarter earnings release on February 8, 2007, at 10:00 a.m. Eastern. The number to call for this interactive teleconference is (973) 582-2952, and the confirmation passcode is 8380441. A replay of the conference call will be available through February 15, 2007, by dialing (973) 341-3080 and entering passcode 8380441.
     The live broadcast of O’Charley’s conference call will be available online:
http://web.servicebureau.net/conf/meta?i=1112783487&c=2343&m=was&u=/w_ccbn.xsl&date_ticker=2 8 2 007_CHUX
     If you are unable to participate during the live Webcast, the call will be archived on the company’s Web site at www.ocharleysinc.com, as well as www.streetevents.com and www.earnings.com, shortly after the call on February 8, 2007, and continuing through February 15, 2007.
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CHUX Reports Fourth Quarter and Full Year Results for 2006

February 8, 2007
About O’Charley’s Inc.
     O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 362 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 238 restaurants in 18 states in the Southeast and Midwest, including 228 company-owned and operated O’Charley’s restaurants in 16 states, five franchised O’Charley’s restaurants in Michigan, one franchised O’Charley’s in Ohio, three joint venture O’Charley’s restaurants in Louisiana, and one joint venture O’Charley’s restaurant in Wisconsin. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine restaurants in 114 locations throughout Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 10 Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky, Missouri, Ohio and Tennessee. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “expect,” “project,”“believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including our guidance for future periods, are subject to the finalization of the Company’s fourth quarter and full fiscal year financial and accounting procedures, and may be affected by certain risks and uncertainties, including, but not limited to, the Company’s ability to increase operating margins and increase same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results of operations; the Company’s ability to successfully implement changes to its supply chain; the Company’s ability to sell closed restaurants and other surplus assets; the possible adverse effect on our sales of decreases in consumer spending; the effect of increased competition; and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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(Tables to Follow)
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O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Earnings (unaudited)
13 Weeks Ended December 31, 2006 and 12 Weeks Ended December 25, 2005
All percentages shown as a percentage of total revenue unless indicated otherwise

	2006		2005
	(in thousands, except per share data)
Revenues:
Restaurant sales	$238,063	99.0%	$211,857	99.1%
Commissary sales	2,275	0.9%	1,761	0.9%
Franchise revenue	111	0.1%	71	0.0%

	240,449	100.0%	213,689	100.0%

Costs and Expenses:
Cost of restaurant sales:(1)
Cost of food and beverage	69,872	29.4%	63,797	30.1%
Payroll and benefits	78,290	32.9%	73,136	34.5%
Restaurant operating costs	43,808	18.4%	41,181	19.4%
Cost of commissary sales	2,101	0.9%	1,891	0.9%
Advertising expenses	6,424	2.7%	5,419	2.5%
General and administrative expenses	14,699	6.1%	11,488	5.4%
Depreciation and amortization	11,298	4.7%	10,443	4.9%
Asset impairment and disposals	2,385	1.0%	125	0.1%
Pre-opening costs	1,158	0.5%	1,686	0.8%

	230,035	95.7%	209,166	97.9%

Income from Operations	10,414	4.3%	4,523	2.1%

Other Expense/(Income):
Interest expense, net	2,719	1.1%	3,267	1.5%
Other, net	(5)	0.0%	1	0.0%

	2,714	1.1%	3,268	1.5%

Earnings before income taxes and cumulative effect of change in accounting principle	7,700	3.2%	1,255	0.6%

Income Taxes	2,547	1.1%	(383)	(0.2%)

Earnings before cumulative effect of change in accounting principle	5,153	2.1%	1,638	0.8%

Cumulative effect of change in accounting principle	—	0.0%	(151)	(0.1%)

Net Earnings	$5,153	2.1%	$1,487	0.7%

Basic Earnings per Share:
Earnings before cumulative effect of change in accounting principle	$0.22		$0.07
Cumulative effect of change in accounting principle	—		(0.01)

Net Earnings	$0.22		$0.06

Weighted Average Common Shares Outstanding	23,577		22,970

Diluted Earnings per Share:
Earnings before cumulative effect of change in accounting principle	$0.22		$0.07
Cumulative effect of change in accounting principle	—		(0.01)

Net Earnings	$0.22		$0.06

Weighted Average Common Shares Outstanding	23,952		23,051

(1)	Percentages calculated as a percentage of restaurant sales

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O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Earnings (unaudited)
53 Weeks Ended December 31, 2006 and 52 Weeks Ended December 25, 2005
All percentages shown as a percentage of total revenue unless indicated otherwise

	2006		2005
	(in thousands, except per share data)
Revenues:
Restaurant sales	$978,751	98.9%	$921,329	99.1%
Commissary sales	10,345	1.0%	8,498	0.9%
Franchise revenue	428	0.1%	361	0.0%

	989,524	100.0%	930,188	100.0%

Costs and Expenses:
Cost of restaurant sales:(1)
Cost of food and beverage	291,759	29.8%	277,391	30.1%
Payroll and benefits	328,079	33.5%	318,300	34.5%
Restaurant operating costs	185,664	19.0%	172,385	18.7%
Cost of commissary sales	9,025	0.9%	7,710	0.8%
Advertising expenses	27,867	2.8%	25,468	2.7%
General and administrative expenses	53,305	5.4%	43,076	4.6%
Depreciation and amortization	46,614	4.7%	43,806	4.7%
Asset impairment and disposals	2,098	0.2%	7,335	0.8%
Pre-opening costs	4,628	0.5%	6,271	0.7%

	949,039	95.9%	901,742	96.9%

Income from Operations	40,485	4.1%	28,446	3.1%

Other Expense:
Interest expense, net	14,401	1.5%	14,374	1.5%
Other, net	(6)	0.0%	42	0.0%

	14,395	1.5%	14,416	1.5%

Earnings before income taxes and cumulative effect of change in accounting principle	26,090	2.6%	14,030	1.5%

Income Taxes	7,200	0.7%	2,001	0.2%

Earnings before cumulative effect of change in accounting principle	18,890	1.9%	12,029	1.3%

Cumulative effect of change in accounting principle	—	0.0%	(151)	0.0%

Net Earnings	$18,890	1.9%	$11,878	1.3%

Basic Earnings per Share:
Earnings before cumulative effect of change in accounting principle	$0.81		$0.53
Cumulative effect of change in accounting principle	—		(0.01)

Net Earnings	$0.81		$0.52

Weighted Average Common Shares Outstanding	23,323		22,837

Diluted Earnings per Share:
Earnings before cumulative effect of change in accounting principle	$0.80		$0.52
Cumulative effect of change in accounting principle	—		(0.01)

Net Earnings	$0.80		$0.51

Weighted Average Common Shares Outstanding	23,588		23,096

(1)	Percentages calculated as a percentage of restaurant sales
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